Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”), dated as of December 19th, 2006, by and between Duke Energy Corporation (“Duke Energy”) and Fred J. Fowler (the “Executive”) (collectively, “the Parties”).

WHEREAS, it is presently contemplated that Duke Energy will separate into two separate publicly traded companies, one comprising the gas business, which will be owned and conducted, directly or indirectly, by Spectra Energy Corp (“Spectra Energy”), and one comprising the power business, which will continue to be owned and conducted, directly or indirectly, by Duke Energy (the “Separation”);

WHEREAS, Duke Energy and the Executive are party to a Change in Control Agreement dated July 1, 2005 (the “Change in Control Agreement”) and a Key Employee Severance Agreement and Release dated August 18, 1999 (the “KESA”);

WHEREAS, effective as of the Separation, the Executive will no longer be employed by Duke Energy or its affiliates and Spectra Energy will enter into a change in control agreement with the Executive conditioned upon the termination of the Change in Control Agreement and KESA; and

WHEREAS, the Parties believe the termination of the Change in Control Agreement and KESA is in their best interests and desire to memorialize such termination.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree that:

1.             Effective as of the Separation, the Change in Control Agreement and KESA will be terminated and of no further force or effect.

2.             This Agreement will not be of any force or effect unless and until the Separation occurs.

IN WITNESS WHEREOF, Duke Energy has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the date first above written.

DUKE ENERGY CORPORATION

By:	/s/ Christopher C. Rolfe
Name:	Christopher C. Rolfe
Title:	Group Executive and Chief
Administrative Officer

EXECUTIVE

/s/ Fred J. Fowler